Exhibit 8.2

LUSE GORMAN, PC
Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780
Washington, D.C. 20015

TELEPHONE (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com

October 10, 2018

Board of Directors
AJS Bancorp, Inc.
14757 S. Cicero Avenue
Midlothian, IL 60445

Re:	U.S. Federal Tax Consequences of the Merger of AJS Bancorp, Inc. with and into NorthWest Indiana Bancorp

To the Members of the Boards of Directors:

You have requested our opinion as to the United States Federal income tax consequences of the following proposed transaction pursuant to the Agreement and Plan of Merger dated as of July 30, 2018 (the “Merger Agreement”) by and between NorthWest Indiana Bancorp, a corporation organized under the laws of the State of Indiana (“NWIN”) and AJS Bancorp, Inc., a corporation organized under the laws of the State of Maryland (“AJSB”).  Section 7.02(h) of the Merger Agreement provides that a condition to closing of the Merger (as defined below) is the receipt by the Board of Directors of AJSB  of an opinion by Luse Gorman, PC that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which shall be provided as of the Effective Time of the Merger (the “Effective Time”).  The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

Pursuant to the Merger Agreement, AJSB will merge with and into NWIN (the “Merger”).  NWIN shall survive the Merger and continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law.  Following the Merger, the separate existence of AJSB will cease, the title to all assets, real estate and other property owned by AJSB shall vest in the Surviving Corporation and all liabilities of AJSB shall become liabilities of the Surviving Corporation in accordance with applicable law.  As of the Effective Time, the following will occur:

(a)
Shares of AJSB Common Stock held by the AJS Bank ESOP that are remitted to AJSB prior to the Effective Time for purposes of repayment of the ESOP loan balance as contemplated by Section 5.16(c) of the Merger Agreement and shares of AJSB held directly or indirectly by NWIN, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any (collectively, the “Exempt AJSB Stock”) shall be cancelled and no payment or distribution will be made in consideration therefor.

October 10, 2018

(b)
Each share of AJSB Common Stock issued and outstanding immediately prior to the Effective Time (other than Exempt AJSB Stock) shall be converted into the right to receive both: (i) 0.2030 shares of NWIN common stock (the “NWIN Common Stock”); and (ii) $7.20 in cash, provided that, any AJSB stockholder owning less than 100 shares of AJSB Common Stock as of the Effective Time will only be entitled to receive $16.00 per share in cash and will not be entitled to receive any of the Stock Consideration.

(c)
No fractional shares of NWIN Common Stock shall be issued as a result of the Merger.  In lieu of fractional shares, each holder of AJSB Common Stock who would otherwise be entitled to a fraction of a share of NWIN Common Stock upon the surrender of AJSB Common Stock shall be paid a cash payment (without interest) determined by multiplying such fraction by the volume-weighted average of the daily closing sales prices of a share of NWIN Common Stock, rounded to the nearest cent, during the 15 consecutive trading days immediately preceding the second business prior to the Closing Date.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement.  Nor does this opinion address foreign laws or other areas of United States Federal taxation other than Federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (as amended through the date hereof, if applicable, the “Registration Statement,” which reference shall include the proxy statement of AJSB and the prospectus of NWIN).  In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In rendering the opinion set forth below, we have relied, with the consents of NWIN and AJSB, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified).  For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and that the Merger will qualify as a statutory merger under Indiana state law.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement.  Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

October 10, 2018

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant.  We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based solely upon the above-referenced representations, information and assumptions, and taking into consideration the limitations set forth herein and in the Registration Statement under the heading “Material Federal Income Tax Consequences,” we are of the opinion that, under current law, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. Federal income tax consequences of the Merger to holders of AJSB Common Stock will be as described in the Registration Statement under the heading “Material Federal Income Tax Consequences.”  The discussion in the Registration Statement under the heading “Material Federal Income Tax Consequences” hereby serves as our opinion with respect to the material United States Federal income tax consequences of the Merger.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should.  While this opinion represents our considered judgment as to the proper Federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts.  In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views.  However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Luse Gorman, PC

LUSE GORMAN, PC